                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934. (Amendment No.  )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                        THE ZWEIG TOTAL RETURN FUND, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:
        N/A
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        N/A
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
        N/A
        ------------------------------------------------------------------------
    (5) Total fee paid:
        $0
        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials: N/A

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            LAST CALL

   - PROTECT YOUR INVESTMENT IN THE ZWEIG TOTAL RETURN FUND -

           - RETURN YOUR WHITE PROXY CARD IMMEDIATELY-

May 7, 2004

Dear Fellow ZTR Shareholder:

THIS COMING WEDNESDAY, MAY 12, 2004, SHAREHOLDERS OF THE ZWEIG TOTAL RETURN FUND WILL MAKE DECISIONS THAT WILL SIGNIFICANTLY INFLUENCE THE FUTURE VALUE OF THEIR INVESTMENTS. Your options are simple:

     - To support a Board of Directors that is eminently qualified to lead the Fund, and has recently taken important steps to improve fund performance and your personal tax situation. TO DO THAT, PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR WHITE PROXY CARD. OR, IF YOUR SHARES ARE HELD IN STREET NAME WITH A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-454-8683 OR AT WWW.PROXYVOTE.COM.

                                      OR

     - To vote for the self-serving proposals of an acknowledged dissident shareholder who has an extensive record of seeking to destroy the long-term value of closed-end funds through costly and disruptive proxy battles. His primary tactic: the dissemination of misleading and inaccurate information designed to make shareholders believe that he is serving their financial interests.

With your mailbox cluttered with a number of Goldstein's misguided and defamatory letters, your Board wants to set the record straight to demonstrate exactly how Goldstein is attempting to confuse and deceive you. Please consider the following from his April 23 and May 4 letters:

     INACCURATE GOLDSTEIN STATEMENT #1: "The discount first appeared after the Board announced its decision to abandon our Fund's longstanding cash 10% distribution policy."

     THE TRUTH: The discount did not first appear after the decision to change the cash distribution policy. Since the inception of the Fund in 1988, shares have traded at a discount or a premium at various times and the largest discount was reached in March 2000, a year in which the 10% cash distribution was in effect. As you know, closed-end funds, by their very nature, trade from time to time at discounts or premiums in response to market conditions and other variables.

     The Board's April 8, 2004 decision to adopt a new fixed distribution policy, consisting of 7% cash and 3% stock, has had a positive effect. Since the announcement, the discount narrowed from 9.7% to 6.9% (as of April 23). More recently, the discount was 8.1% (as of May 5). In our opinion, the Fund's discount would have been significantly lower if not for an approximately 6.5% decline on the average discount of closed-end bond funds over the past four weeks (from a 0.3% premium to a 6.2% discount), resulting from the recent rise in interest rates. During that time, the average discount of closed-end stock funds also widened by 2.1% to 6.0%.

     INACCURATE GOLDSTEIN STATEMENT(S) #2: "Our accountants have advised us that as long as the dividend is supported by income, there will be no adverse tax consequences." ..."Recently, in response to complaints from several shareholders, the Board announced a phony 10% dividend policy whereby only 7% will be paid in cash and 3% in stock. That is simply a bookkeeping gimmick designed to fool shareholders into thinking they will be getting the equivalent of 10% cash in their pockets."

     THE TRUTH: These statements are unfounded and inaccurate. There certainly would be adverse tax consequences if the Fund makes 10% cash distributions consisting of realized capital gains -- in whole or in part -- in the current year. Those capital gain distributions would be fully taxable as ordinary income and, at the same time, the Fund's existing capital loss carryover would be reduced by the amount of the capital gain. Accordingly, shareholders would lose the tax benefits attributable to the amount of that lost capital loss carryover. The recent policy allows shareholders to receive 7% cash and 3% in stock, and the Board believes that, on balance, it will be more beneficial to shareholders. While the tax potential remains for the cash distribution, the stock component will be received by shareholders on a tax-free basis. Should a shareholder elect to sell the stock, the shareholder would obtain the capital gains treatment on the sale.

     INACCURATE GOLDSTEIN STATEMENT #3: "...our nominees will work to modify ZTR's investment policy (subject to any required shareholder approvals) so that it can earn more income and pay a 10% cash dividend without incurring any additional tax liability."

     THE TRUTH: This statement is misleading since it is unrealistic in the current economic climate to believe that the Fund can generate income of 10%, exclusive of capital gains, without resorting to substantially riskier investments not contemplated by the Fund's investment objective and policies. There would be adverse tax consequences to shareholders on the distribution of capital gain income, which would be taxable at ordinary income tax rates.

     INACCURATE GOLDSTEIN STATEMENT(S) #4: Various statements to the effect that open-ending the Fund would solve the Fund's challenges.

     THE TRUTH: Goldstein fails to mention the negative impact that open-ending could have on the Fund, such as lower overall returns and significantly increased expenses. In addition, if the Fund were open-ended, the Fund may have to pay for redemptions by exiting shareholders, by selling portfolio securities at inopportune times and incurring increased transaction costs. Goldstein, who purchased all of his shares since July 2003, wants to open-end the Fund so he has the option of immediately redeeming his shares for a quick profit.

     It is important to note that open-ending is always an option for the Fund. However, we don't think it's wise at this time and we don't think it should be done at the instigation of someone like Goldstein who is acting on a short-term opportunity. The Board always has the power to recommend open-ending the fund to shareholders as a structural solution to a pervasive discount. But that is not our intention at this time.

     INACCURATE GOLDSTEIN STATEMENT(S) #5: Slurs related to Carlton Neel's performance, relying on an inaccurate article posted on a Web site.

     THE TRUTH: The references to Carlton Neel's management of two separate mutual funds are inaccurate; in fact, he did not manage those funds during a majority of the time frames referred to in this article, which was unbalanced and contained many inaccuracies.

The Board is independent, works diligently to oversee the Fund, and will continue to serve the best interests of long-term shareholders. Goldstein is seeking to put his own slate of less-qualified directors on the Board by ignoring the established process for nominating new directors. That process involves thorough consideration of a nominee's experience, background, integrity, and ability to function on a board. Goldstein has demonstrated in other situations his complete disdain for board process and function -- instead choosing to wage disruptive battles at an enormous cost and with serious implications for shareholders' long-term interests.

GOLDSTEIN'S DISTORTED PERSPECTIVE ON HOW TO MANAGE THE ZWEIG TOTAL RETURN FUND SERIOUSLY THREATENS THE ABILITY OF THE BOARD AND THE MANAGEMENT TEAM TO CREATE LONG-TERM VALUE FOR YOU.

Therefore, your participation in this year's Annual Meeting of Shareholders, scheduled for Wednesday, May 12, is essential. PLEASE VOTE TODAY BY SIGNING, DATING AND MAILING PROMPTLY YOUR WHITE PROXY CARD. OR, IF YOUR SHARES ARE HELD IN STREET NAME WITH A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, YOU CAN ALSO VOTE BY TELEPHONE AT 1-800-454-8683 OR AT WWW.PROXYVOTE.COM. AND REMEMBER -- DO NOT SIGN ANY GREEN CARD YOU MAY RECEIVE.

If you have any questions, D.F. King & Co., Inc., your Fund's proxy solicitor, will be pleased to assist. Please call them toll-free at 1-888-628-1041.

The Board of Directors thanks you for your consideration of this important matter and appreciates the prompt return of your WHITE proxy card.

Sincerely,

Daniel T. Geraci
President, The Zweig Total Return Fund, Inc.